                                                                    EXHIBIT 12.2

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30                          YEARS ENDED DECEMBER 31,
                                              -------------------     ----------------------------------------------------------
Millions of Dollars                            2002        2001         2001       2000         1999         1998         1997
                                              -------     -------     -------     -------      -------      -------      -------
Earnings from continuing operations           $   234     $   629     $   599     $   723      $   113      $    93      $   577
Provision for income taxes                        203         447         452         497          121          168           59
Minority interests                                  2          38          41          16           16            7            9
Distributions (less than) greater than
  earnings from equity investments                  1          44          69         (57)          (4)          (2)         (65)
                                              -------     -------     -------     -------      -------      -------      -------
     Earnings subtotal (a)                        440       1,158       1,161       1,179          246          266          580
Fixed charges included in earnings:

   Interest expense                               134         145         192         210          199          177          183
   Distribution on convertible preferred
     securities                                    24          24          33          33           33           33           33
   Interest portion of rentals (b)                 14          15          19          20           22           20           23
                                              -------     -------     -------     -------      -------      -------      -------
     Fixed charges subtotal                       172         184         244         263          254          230          239
Earnings from continuing operations
  available before fixed charges              $   612     $ 1,342     $ 1,405     $ 1,442      $   500      $   496      $   819
                                              -------     -------     -------     -------      -------      -------      -------
Fixed charges:
   Fixed charges included in earnings         $   172     $   184         244         263          254          230          239
   Capitalized interest                            33          19          27          13           16           26           35
                                              -------     -------     -------     -------      -------      -------      -------
     Total fixed charges                      $   205     $   203     $   271     $   276      $   270      $   256      $   274
                                              -------     -------     -------     -------      -------      -------      -------
Ratio of earnings from continuing
  operations to fixed charges                     3.0         6.6         5.2         5.2          1.9          1.9          3.0
                                              -------     -------     -------     -------      -------      -------      -------
(a)  Includes pre-tax impairment of:               27          --         137          66           23          102           69

     The ratio of earnings, excluding
       impairment, to fixed charges would
       be:                                        3.1         6.6         5.7         5.5          1.9          2.3          3.2

(b)  Calculated as one-third of operating
       rental expense